Exhibit (i)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Koninklijke KPN N.V., a public company incorporated under the laws of The Netherlands (“KPN”), having its registered office at Maanplein 55, 2516 CK, the Hague, The Netherlands, does hereby constitute and appoint each of Eric Hageman, Michel Hoekstra and Daniël Braat (each, an “Attorney”, and collectively, the “Attorneys”), acting singly or together, its true and lawful attorney-in-fact and agent, for it and in its name, place and stead, in any and all capacities (including in its capacity as sole director of KPN B.V., a private limited liability company organized under the laws of The Netherlands (“Purchaser”)), to act on behalf of KPN (for itself or on behalf of Purchaser) in all matters arising out of or relating to the tender offer (as amended from time to time, the “Offer”) to be publicly announced by KPN on or about July 13, 2009 and made by Purchaser for all shares of common stock of iBasis, Inc., a Delaware corporation, not owned by Purchaser and to execute, deliver and file with the United States Securities and Exchange Commission (the “SEC”) on behalf of KPN (for itself or on behalf of Purchaser) all documents to be executed, delivered or filed with the SEC by KPN (for itself or on behalf of Purchaser) in connection with the Offer, including, without limitation, (i) any Schedule 13D, Schedule TO, Schedule 13E-3 and any amendment or exhibit to any of them, in each case, relating to the Offer, (ii) a Stock Subscription Agreement between Purchaser and Celtic ICS Inc., a Delaware corporation (“Merger Sub”), in which Purchaser subscribes for 100 shares of common stock of Merger Sub and (iii) an agreement with the information agent and the depositary and paying agent for the Offer, all such documents described in this sentence to be in such form as any Attorney may approve, granting unto said Attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as KPN might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorneys or any of them may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall be effective from the date hereof to the earlier of (i) the date this Power of Attorney is revoked by KPN and (ii) with respect to any individual Attorney, the date such Attorney shall no longer be in the employ of KPN.

The authority granted to each Attorney by this Power of Attorney is not transferable to any other party or entity.

This Power of Attorney shall be deemed to be made under, and shall be governed by and construed in accordance with, the laws of The Netherlands.

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IN WITNESS WHEREOF, KPN has caused this Power of Attorney to be executed by its duly authorized officer as of the 11th day of July, 2009.

KONINKLIJKE KPN N.V.,

by:	/s/ A.J. Scheepbouwer
Name: A.J. Scheepbouwer
Title: Chairman of the Board